UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM  8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 6, 2013

WAVE SYSTEMS CORP.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24752	13-3477246
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street, Lee, Massachusetts 01238

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code (413) 243-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Other Events.

On October 8, 2012, Wave Systems Corp. (the “Company”) announced that Mr. William M. Solms, Vice President of North American Sales, has been appointed by the Board of Directors as Acting CEO, replacing Steven Sprague.  The appointment is effective as of October 6, 2013.  Mr. Sprague has indicated that he will continue to serve as a member of the Company’s Board of Directors. The Company also announced that the Board of Directors will alter its previously announced search for a Chief Operating Officer into a search for a permanent CEO.

Prior to his appointment as Acting CEO, Mr. Solms, age 50, served as the Company’s Vice President of North American Sales since June 2013.  From June 2012 to June 2013, Mr. Solms served as GM Federal for Stealth Software, Inc. and, from July 2011 to June 2012, Mr. Solms served as Vice President — Sales and Business Development for Intellidyne, LLC.  Mr. Solms served as Vice President — DOD Business Development at A-T Solutions from September 2010 to July 2011 and, prior to that, from September 2009 through September 2010, he directed the Federal Sales Team for Oracle-on-Demand at Oracle Corp.  From September 2005 to September 2009, Mr. Solms served as an account executive for Microsoft Corp.  Mr. Solms currently receives a base salary of $200,000 per year from the Company plus a bonus opportunity up to $40,000, together with potential incentive compensation based on sales.

The Company is not aware of Mr. Solms or any of his immediate family members participating in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 8.01.             Other Events.

On October 8, 2013, the Company issued a press release announcing the matters described above in Item 5.02.  A copy of the Company’s press release announcing this information is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits .

(d)           Exhibits.

Exhibit 99.1                           Press Release of the Company, dated October 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WAVE SYSTEMS CORP.

	By:	/s/ Gerard T. Feeney
Gerard Feeney
Chief Financial Officer

Dated: October 10, 2013

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of Wave, October 8, 2013.